Exhibit 99.1

TIB FINANCIAL CORP. REPORTS STRONG FOURTH QUARTER 2004
AND YEAR-END GROWTH IN LOANS AND DEPOSITS; CONTINUES
TO PURSUE OPPORTUNITIES TO BUILD MARKET SHARE

NAPLES, Fla. February 1 — TIB Financial Corp. (Nasdaq: TIBB), a financial services holding company focused on growth and expansion in the Florida marketplace and the parent company of TIB Bank, today reported fourth quarter and year-end 2004 results.

For the three months ended December 31, 2004, TIB Financial reported net income of $1.3 million, or $0.23 per diluted share, compared with $1.5 million, or $0.32 per diluted share for the same period a year ago. For the full year 2004, net income was $5.2 million, or $0.95 per diluted share, compared with $5.1 million, or $1.15 per diluted share, for the full year 2003. Earnings per share for both the fourth quarter and full year 2004 include 1,150,000 new common shares issued in a successful equity offering in April 2004.

“Given the successful execution of our growth strategy into new markets outside of the Florida Keys and the extensive investments we have been making to rapidly achieve this goal during a relatively short period of time, we are pleased with our performance for 2004,” said Edward V. Lett, President and Chief Executive Officer of TIB Financial. “Both the fourth quarter and year-end results included the costs of opening new branch offices, increased expenses associated with SEC and regulatory compliance, and the unanticipated windfall of adding several experienced commercial lenders who became available as a result of the in-market bank sales. Now that we have put the infrastructure in place, we believe that we are well-positioned to harvest our previous investments at an accelerated pace. These investments provide the capacity necessary for TIB to ramp up our revenue production and market share over the foreseeable future.”

For the fourth quarter of 2004, net interest income on a tax-equivalent basis was $8.3 million, representing an increase of 22% over $6.8 million for the fourth quarter of 2003. For the full year 2004, net interest income totaled $30.5 million, an increase of 22% over $25.0 million a year ago. The net interest margin for the three months ended December 31, 2004 was 4.64%, compared with 4.58% for the three months ended September 30, 2004 and 4.56% for the three months ended December 31, 2003.

Non-interest income, which includes real estate fees, credit card fees and other operating income was $2.8 million for the fourth quarter of 2004, representing a 5.3% decrease from $3.0 million for the fourth quarter of 2003. For the full year 2004, non-interest income totaled $12.1 million, a slight increase over $12.0 million a year ago.

Non-interest expense for the fourth quarter of 2004 was $8.1 million, compared with $6.9 million for the fourth quarter of 2003. For the full year 2004, non-interest expense was $31.9 million, compared with $27.6 million a year ago. As previously noted, the increase in non-interest expense for both the fourth quarter and full-year 2004 is primarily attributable to expenses associated with increased regulatory compliance and the Company’s ongoing expansion activities in the Southwest Florida market.

Credit quality remained strong during the quarter. As of December 31, 2004, the allowance for loan losses totaled $6.2 million, or 0.96% of total loans and 887% of non-performing loans. These figures compare with 0.97% and 1337%, respectively, as of December 31, 2003. Annual net charge-offs represented 0.24% of average loans as of December 31, 2004, compared with 0.13% as of December 31, 2003.

Total assets increased 24% to $829.3 million as of December 31, 2004, compared with $669.3 million a year ago. Total loans grew 21% to $653.5 million as of December 31, 2004, compared with $538.6 million a year ago. Total deposits were $687.9 million as of December 31, 2004, representing a 24% increase from $553.8 million a year ago.

“The considerable growth in these numbers reflects the success of our strategic customer shift to newer, more dynamic growth markets in South Florida,” Lett said. “At year-end, more than 33% of the Company’s customer deposit base was located outside the mature core business market of the Florida Keys, compared with just 25% at the start of 2004. We have been able to generate significant internal organic growth of new deposits and loans in our markets outside of the Keys, while maintaining high quality assets and a stellar compliance record. The depth of the disruption from big bank mergers and acquisitions is creating unprecedented opportunities for TIB to move quickly to attract customers who prefer to conduct business with a locally managed company.”

To capitalize on the current environment, the Company has been aggressively adding senior lenders and de novo branches in the growth markets in Southwest Florida. In August 2004, the Bank opened its third branch location in Naples, Florida. In October 2004, the Bank opened a new branch office in Fort Myers, Florida. This office represents the Bank’s 16th location overall and the second in the Lee County market.

The Company also recently announced the acquisition of land in Naples, Florida for the construction of a 16,000-square-foot banking office. Construction is expected to begin on the building later this year with an opening in the first quarter of 2006. Additional branch sites will continue to be explored in the high-growth markets throughout South Florida.

During the fourth quarter of 2004, the Board of Directors of TIB Financial declared an increase in the quarterly cash dividend. The dividend, which was increased to $.1150 per share, was paid on January 10, 2005 to shareholders of record as of December 31, 2004.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $829.3 million in total assets and 16 full-service banking offices in the Florida Keys, Homestead, Naples, Bonita Springs and Fort Myers. The Company’s stock is traded on The Nasdaq Stock Market under the symbol TIBB.

TIB Financial, through its wholly owned subsidiary TIB Bank, serves the personal and commercial banking needs of local residents and businesses in their market areas. The Bank’s experienced bankers are local community leaders who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, visit www.tibbank.com.

Copies of TIBB news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s corporate web site at www.tibfinancialcorp.com. For additional information, contact Edward V. Lett, President and Chief Executive Officer; David Johnson, Executive Vice President and Chief Financial Officer; or Clay W. Cone, Senior Vice President and Director of Corporate Communications at (239)263-3344.

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Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB Financial Corp. and Subsidiaries
Unaudited
Consolidated Statements of Income

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
(in thousands, except per share data)	2004	2003	2004	2003

Interest and dividend income	$11,351	$9,116	$40,916	$34,606
Interest expense	3,135	2,415	10,730	9,839

Net interest income	8,216	6,701	30,186	24,767

Provision for loan losses	966	551	2,455	1,586

Non-interest income:
Service charges on deposit accounts	646	662	2,547	2,452
Investment securities gains, net	3	280	106	289
Merchant bankcard processing income	1,242	1,141	5,757	4,953
Gain on sale of government guaranteed loans	—	30	—	117
Fees on mortgage loans sold	446	400	1,852	2,201
Retail investment services	43	122	333	420
Gain on sale of investment in ERAS Joint Venture	—	—	—	202
Other income	436	338	1,468	1,403

Total non-interest income	2,816	2,973	12,063	12,037

Non-interest expense:
Salaries & employee benefits	3,931	3,367	14,686	12,878
Net occupancy expense	1,439	1,128	4,964	4,326
Other expense	2,683	2,382	12,274	10,365

Total non-interest expense	8,053	6,877	31,924	27,569

Income before income tax expense	2,013	2,246	7,870	7,649

Income tax expense	682	782	2,672	2,672

Income from continuing operations	1,331	1,464	5,198	4,977

Discontinued operations — Keys Insurance Agency, Inc.	—	—	—	125

NET INCOME	$1,331	$1,464	$5,198	$5,102

BASIC EARNINGS PER SHARE:
Continuing operations	$0.23	$0.33	$0.98	$1.17
Discontinued operations	—	—	—	0.03

Basic earnings per share	$0.23	$0.33	$0.98	$1.20

DILUTED EARNINGS PER SHARE:
Continuing operations	$0.23	$0.32	$0.95	$1.12
Discontinued operations	—	—	—	0.03

Diluted earnings per share	$0.23	$0.32	$0.95	$1.15

Selected Financial Data (Dollars in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Average loans outstanding	$630,272	$527,721	$590,167	$484,147
Average earning assets	715,464	594,995	675,887	563,314
Net loan charge-offs	812	190	1,428	643

Return on average equity	7.83%	14.39%	8.77%	13.56%
Net interest margin	4.64%	4.56%	4.51%	4.43%
Average diluted shares	5,845,224	4,605,539	5,479,696	4,435,861
End of period shares outstanding			5,679,239	4,431,328

	2004	2003
Non-performing loans as of December 31,	$704	$390